Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180492

PROSPECTUS SUPPLEMENT

PROSPECT GLOBAL RESOURCES INC.

747,298 Shares of Common Stock

This prospectus supplement modifies, supersedes and supplements information contained in, and should be read in conjunction with the prospectus, dated August 8, 2013 related to the issuance by us of our common stock upon exercise of 747,298 Series A Warrants originally issued on June 26, 2013 in a public offering.  This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus.  Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus, except as modified or superseded by this prospectus supplement.

An investment in our securities involves serious risks, including the risk that we are unable to raise capital beyond the current financing transactions that we are required to raise under our existing debt arrangements. You should read carefully the ‘‘Risk Factors’’ beginning on page 4 of the prospectus.

Our common stock is traded on The Nasdaq Capital Market under the symbol ‘‘PGRX.’’ On February 11, 2014, the last reported sale price of our common stock was $2.34 per share. The Warrants are not listed on a national securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

REPRICING OF WARRANTS

On February 10, 2014 we agreed with the following holders of Series A Warrants issued in the June 26, 2013 public offering to reduce the exercise price from $4.05 to $1.56 in exchange for these warrants being exercised immediately:

Name	Number of Warrants

Hudson Bay Master Fund, Ltd.	150,000
Empery Asset Master, LTD	57,500
Capital Ventures International	80,000
Tenor Opportunity Master Fund, Ltd.	74,500
Cranshire Master Fund, Ltd.	63,000
Equitec Specialists, Ltd.	7,000
Midsummer Small Cap Master, Ltd.	67,000
Kingsbrook Opportunities Master Fund LP	52,500
FiveMore Special Situations Fund Limited	40,000
Anson Investments Master Fund LP	30,000
Lincoln Park Capital Fund, LLC	8,000
Alpha Capital Anstalt	70,000
Globis Capital Partners, L.P.	14,000
Greenfield Investments SVC, LLC	6,000
Mark Mays	17,798
Rajo Capital Management, LLC	5,000
Ikona Global Partners	5,000

The date of this prospectus supplement is February 11, 2014